Exhibit 10.2

HP Inc. Signing Bonus Agreement

This Signing Bonus Agreement (“Agreement”) is entered into on November 3, 2026 between HP Inc. (“Company”) and the undersigned individual, whose name appears on the last page of the Agreement (“Employee”), collectively referred to as the “parties.”

1.          Bonus at Outset of Employment.  Employee acknowledges that the Company has offered to pay Employee a one-time, unearned signing bonus at the outset of Employee’s employment in the gross amount of $2,500,000 (“Bonus”).  As described below, Employee can elect to accept the Bonus in the form of either (a) an “Up-Front Payment,” in which case it will be paid on Employee’s first day of employment (the “Start Date”), less applicable deductions and withholdings, and subject to a Repayment Obligation, as described below, or (b) a “Deferred Payment,” in which case the Bonus will be paid on the first anniversary of Employee’s Start Date (subject to Section 2(b)), less applicable deductions and withholdings, and will not be subject to the Repayment Obligation.

2.           Payment Options:

a. Up-Front Payment.  Should Employee elect to receive the Bonus as an Up-Front Payment, Employee will be obligated to pay back a portion of the Bonus, on a pre-tax basis, to the Company (“Repayment Obligation”) only in the event that (i) Employee voluntarily resigns Employee’s employment with the Company (except in circumstances described below), or (ii) the Company terminates Employee’s employment for “misconduct” (as that term is used in Section 1256 of the California Unemployment Insurance Code), in either case, within one year following the Start Date (the “Term”).  Notwithstanding the foregoing, if Employee voluntarily resigns Employee’s employment with the Company following a material breach by the Company of the terms and conditions of Employee’s offer letter with the Company, dated as of the date hereof (the “Offer Letter”) following notice and cure in accordance with the “Good Reason” provisions of the Company’s Severance and Long-Term Incentive Change in Control Plan for Executive Officers (the “SPEO”), then subject to Employee’s execution and non-revocation of a general release of claims in substantially the form set forth on Exhibit A to the Offer Letter (the “Release”), the Repayment Obligation shall not apply. The Repayment Obligation, if applicable, shall be prorated such that Employee will only be required to repay the Bonus for the number of days remaining in the Term.  By way of illustrative example, if Employee receives a Bonus of $100 and then voluntarily ends Employee’s employment in circumstances in which the Repayment Obligation applies with 73 days remaining in the Term, the Repayment Obligation would be calculated by taking the 73 days remaining and dividing that by the 365 total days in the Term to get 0.2 which, when multiplied by the $100 of the Bonus, yields a Repayment Obligation of $20. No interest will accrue on the Repayment Obligation. For the avoidance of doubt, no Repayment Obligation shall apply in the event Employee’s employment terminates as a result of Employee’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended).

b. Deferral.  Should Employee elect to receive the Bonus as a Deferred Payment, Employee will not receive the Bonus until the one-year anniversary of their Start Date.  If Employee elects the Deferred Payment option and Employee’s employment ends before the one-year anniversary of their Start Date due to a voluntary resignation by Employee for any reason (except in circumstances described below) or due to a termination by the Company for “misconduct”, Employee will not receive the Bonus. Notwithstanding the foregoing, if Employee voluntarily resigns Employee’s employment with the Company following a material breach by the Company of the terms and conditions of the Offer Letter following notice and cure in accordance with the “Good Reason” provisions of the SPEO or the Company terminates Employee’s employment other than for “misconduct” (as that term is used in Section 1256 of the California Unemployment Insurance Code), then subject to Employee’s execution and non-revocation of a Release, Employee shall be paid the full amount of the Bonus on the one-year anniversary date, less applicable deductions and withholdings, provided that the Release is effective by such date. To elect the Deferred Payment option, Employee must send an email to the Chief Legal Officer and General Counsel of the

Company within 10 calendar days of Employee’s execution of this Agreement (but in no event later than the day prior to the Start Date) with the subject line “Election of Bonus Deferral” and a statement that Employee is electing to receive the Bonus as a Deferred Payment pursuant to the terms of this Agreement. Otherwise, Employee’s signature below indicates that Employee has elected the Up-Front Payment option. In the event Employee’s employment terminates as a result of Employee’s death or “permanent and total disability,” Employee (or Employee’s estate or beneficiaries) shall be paid the full amount of the Bonus on the one-year anniversary date, less applicable deductions and withholdings.

3.           Right to Consult Attorney.  Employee has the right to consult an attorney regarding this Agreement prior to executing the same. Employee shall be provided 5 business days after receipt of this Agreement to consult an attorney regarding the terms herein.

4.          Deduction Authorization.  To the extent authorized by law, Employee hereby agrees that, for their own convenience, Employee authorizes the Company to deduct the amount of the Repayment Obligation from any final compensation or severance payments Employee may receive at the end of their employment.  The Company is not obligated to make such deductions, and may opt, in its sole discretion, not to make such deductions and instead require Employee to affirmatively pay back the Repayment Obligation to the Company.

5.          Waiver or Modification.  If the Company fails to take action to remedy a breach or threatened breach of a provision of this Agreement by Employee, such inaction shall not be construed as a waiver of such breach or any subsequent breach, or a waiver of any provision of this Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective as to the Company unless made in writing and signed by an authorized officer of the Company.

6.          Integration.  The terms contained in this Agreement, together with the Offer Letter (including all exhibits thereto), are the entire agreement between the parties concerning the matters covered herein.  The parties are not relying upon any representations, understandings or agreements outside of this Agreement in making the decision to enter it.  This Agreement supersedes prior agreements between Employee and the Company regarding the subject matter addressed herein, other than the Offer Letter.

7.          Disputes. Any disputes related to this Agreement shall be governed by Employee’s then-applicable Agreement to Arbitrate Claims with the Company, including all choice of law and venue provisions therein.

8.           Preservation of Termination Rights.  Nothing in this Agreement shall be construed to create an agreement for a guaranteed term of employment or to modify or limit in any way either party’s right to end the employment relationship between them at any time or for any reason, subject to the terms of the Offer Letter.

9.           Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be executed and delivered via facsimile, electronic mail, or other electronic means.  Both parties consent to execution of this Agreement by electronic means and agree that execution of this Agreement by such means is as valid as if the Agreement were signed in writing.

10.       Employee Acknowledgement.  By their signature below, Employee acknowledges and agrees to adhere to the terms and conditions of this Agreement, including without limitation the Repayment Obligation. The Company makes no representations or warranties regarding any tax or other consequences arising from Employee’s acceptance of the Bonus, and Employee is solely responsible for obtaining such professional advice as Employee deems appropriate.

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EMPLOYEE:	HP INC.:

Signature: /s/ Emma N. Walmsley	Signature: /s/ Charles V. Bergh

Name: Emma N. Walmsley	Name: Charles V. Bergh

Date: November 3, 2026	Title: HP Board of Directors, Chair

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